Exhibit 10.1
AMENDED AND RESTATED POST EMPLOYMENT CONSULTING AGREEMENT
This Agreement is made as of February 13, 2019 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and George Roeth (“Executive”).
WHEREAS, Executive recognizes that in his capacity as a key executive with the Company he will provide unique services that will be exceedingly difficult to replace after termination of his employment;
WHEREAS, Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment;
WHEREAS, Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement (“Agreement”);
THEREFORE, in consideration of the employment of President and Chief Executive Officer and other good and adequate consideration, Executive and the Company agree to the following:
1.Right to Receive Consulting Services. Executive hereby grants the Company the right to receive continuing Consulting Services on the terms provided herein following termination of Executive’s employment with the Company.
2.Consulting Services. Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Consulting Services shall perform at such times and in a manner as are mutually agreed and shall, on average, consist of 20 to 30 hours per month.
3.Term of Agreement. Executive will provide Consulting Services effective upon termination of Executive’s employment with the Company and continuing thereafter for a period of seventy two (72) months (“Term of Agreement”).
4.Compensation. Executive shall be paid fifteen percent (15%) of his base salary at the time of termination of Executive’s employment with the Company for each year during the Term of Agreement. This amount shall be paid one-twelfth (1/12) at the end of each month. Such compensation shall be in addition to any compensation to which Executive is entitled for serving on the Board of Directors of the Company.
5.Expenses. During the Term of Agreement, Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.
6.Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event Executive dies, this Agreement shall terminate immediately; (b) if due to physical or mental disability, Executive is unable to perform the services called for under this Agreement with or without reasonable accommodation, either the Company or Executive may terminate this Agreement by providing thirty (30) days’ written notice; provided, however, that in the event of termination of Executive by the Company under this clause (b) the Company shall accelerate the vesting of any employee stock options previously granted to Executive which would otherwise cease to vest as a result of such termination; (c) Executive materially breaches the terms of this Agreement; (d) the Company terminates Executive’s employment for cause pursuant to Section 14 of the Employment Agreement dated May 4, 2016 between the Company and Executive; and (e) the parties may terminate this Agreement by mutual written agreement.
7.Unique Services. Duty of Loyalty. Executive acknowledges and agrees that the services he performs under this Agreement are of a special, unique, unusual, extraordinary, or intellectual character, which have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive further acknowledges and agrees that during his employment and, provided the Company exercises its option to engage Executive to provide Consulting Services and compensate him under the terms of this Agreement, then during the Term of Agreement he will have a continuing fiduciary duty and duty of loyalty to the Company. He agrees that during the Term of Agreement, he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products or which would otherwise conflict with his obligations to the Company; provided, however, that the foregoing restrictions shall not be applicable to cat litter products developed, produced or marketed by Oil-Dri. Notwithstanding the foregoing, nothing contained in this Section 7 shall prevent Executive from serving on the Board of Directors of one or more companies or other entities which are not principally engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet-related products during the Term of Agreement.
8.Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy regarding the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”). Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.
9.Remedies. Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.
10.Independent Contractor Status. For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.
11.Other Employment. Nothing in this Agreement shall prevent Executive from performing services for other employers or business entities, consistent with the terms of this Agreement, during the Term of Agreement.
12.Intellectual Property Rights. Company shall have sole ownership of and all right, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling, physical property, computer programs, software code, trade secrets and all inventions, discoveries and improvements or other items or concepts, whether patentable or not, (collectively, “Intellectual Property”) which are conceived or reduced to practice during the Term of Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a “work for hire” under the United States Copyright Act (17 U.S.C. Sec. 101), Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign, its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.
13.No Authority to Bind Company. During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.
14.Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.
15.Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.
16.Agreement Enforceable to Full Extent Possible. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

17.The parties agree to all of the terms and conditions set forth above.

Dated: March 3, 2019	/s/ George Roeth (George Roeth)
Dated: March 7, 2019	Central Garden & Pet Company

By: /s/ George Yuhas Title: General Counsel and Secretary

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